Exhibit 99.1
TriNet Appoints Paul Chamberlain to Board of Directors

SAN LEANDRO, Calif. – December 16, 2015 –TriNet (NYSE: TNET), a leading cloud-based provider of HR services, today announced that Paul Chamberlain has been appointed to its Board of Directors. His appointment is effective December 15, 2015.

With more than 25 years in senior executive leadership roles, Chamberlain brings deep experience in investment banking, financing and strategic transactions to TriNet. He has a broad background that includes executive, financial and operational roles.

Until 2015, Chamberlain worked for over 25 years at Morgan Stanley, most recently as managing director and co-head of its Global Technology Banking Group, and as a member of the Investment Banking Division's Operating Committee. Chamberlain led account teams on financing and strategic transactions for clients including Alibaba Group, Amazon.com, Applied Materials, Broadcom, Cisco, eBay, Intuit, Netscape, Oracle, Veeva and Workday.

Currently, Chamberlain is president at PEC Ventures, where he works as an early-stage investor and advisor to senior executives in emerging technology companies. PEC Ventures focuses on companies in the consumer and business Internet, software, hardware, professional services and communications markets.

In addition to his work at PEC Ventures, Chamberlain serves as Chairman of the Strategic Advisory Committee of JobTrain, a vocational and life skills training group focused on the neediest in the Silicon Valley community. He also regularly lectures in Economics and Entrepreneurial Management classes at Stanford and Princeton Universities.

Chamberlain earned a B.A. in History magna cum laude from Princeton University in 1985 and received an MBA from Harvard Business School in 1989.

Burton M. Goldfield, President and CEO, TriNet
“Paul’s experience and track record is unparalled in the financial markets and technology community. I am honored that he has chosen to invest his time as a member of our Board to accelerate TriNet’s vision for the future. It is a testimony to the TriNet team and our market opportunity to have Paul join our already esteemed Board of Directors. We are at an exciting phase of our journey, and Paul’s energy and ideas will be a tremendous asset to TriNet and our customers.”

Paul Chamberlain, Director, TriNet
“The HR market continues to see a lot of disruption. Small and mid-size companies in particular recognize the importance of high quality HR and benefits for attracting and retaining top talent. TriNet is at the forefront of where this industry is going. I am excited about the company’s future and I look forward to contributing to its ongoing business and customer growth strategies.”

About TriNet
TriNet is a leading provider of a comprehensive human resources solution for small to midsize businesses (SMBs). We enhance business productivity by enabling our clients to outsource their human resources, or HR, function to one strategic partner and allowing them to focus on operating and growing their core businesses. Our HR solution includes services such as payroll processing, human capital consulting, employment law compliance and employee benefits, including health insurance, retirement plans and workers compensation insurance. Our services are delivered by our expert team of HR professionals and enabled by our proprietary, cloud-based technology platform, which allows our clients and their employees to efficiently conduct their HR transactions anytime and anywhere. For more information, please visit http://www.trinet.com.

TriNet, Ambitions Realized and the TriNet logo are registered trademarks of TriNet. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

Media Contacts:
Jock Breitwieser
TriNet
Jock.Breitwieser@TriNet.com
(510) 875-7250